CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 623/625 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated September 29, 2014 on the financial statements and financial highlights of the O’Shaughnessy Enhanced Dividend Fund, O’Shaughnessy Small/Mid Cap Growth Fund and O’Shaughnessy All Cap Core Fund, each a series of Advisors Series Trust.   Such financial statements and financial highlights appear in the 2014 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
November 25, 2014